Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-6 of American General Life Insurance Company Separate Account VL-R of our report dated April 27, 2018, relating to the financial statements of American General Life Insurance Company Separate Account VL-R, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated April 26, 2018, relating to the consolidated financial statements of American General Life Insurance Company. We also consent to the references to us under the heading “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
April 27, 2018